Exhibit 99.1

Molina Healthcare Wins Kentucky Medicaid Contract

LONG BEACH, Calif.--(BUSINESS WIRE)--May 29, 2020--Molina Healthcare, Inc. (NYSE: MOH) today announced that its Kentucky health plan subsidiary has been selected as an awardee pursuant to the statewide Medicaid managed care RFP issued on January 10, 2020 by the Kentucky Cabinet for Health and Family Services (CHFS), Department for Medicaid Services (DMS).

The new contract for Molina’s Kentucky health plan is expected to begin on January 1, 2021. Molina’s Kentucky health plan is one of five managed care organizations selected to offer health care coverage to approximately 1.4 million Medicaid beneficiaries through the Commonwealth of Kentucky’s TANF, CHIP, and ABD programs.

“We are honored that Kentucky CHFS has selected Molina to serve the Commonwealth’s most vulnerable citizens,” said Joe Zubretsky, Molina’s president and CEO. “We bring to the Commonwealth our Company’s mission of improving the health and well-being of all of our members, and look forward to working with the Beshear Administration, CHFS, and DMS to fulfill that commitment for Kentucky’s Medicaid recipients.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.4 million members as of March 31, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” regarding the award of contracts by Kentucky CHFS. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks that could cause actual results to differ materially. Such risks include, without limitation, a reversal of the contract awards in connection with a successful protest, a delay in the start date for the contracts, or supervening action by CHFS. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward-looking statements to conform the statement to changes in its expectations that occur after the date of this release.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588